EXHIBIT 14.1

Code of Ethics for Chief Executive Officer and Senior Finance Officers
Of First Interstate BancSystem, Inc.

     This Code of Ethics applies only to the Chief Executive Officer and Senior Finance Officers, as defined below, in accordance with the Sarbanes-Oxley Act of 2002.

     It is the policy of First Interstate BancSystem, Inc. (“FIBS” or “Company”) that its employees, directors and agents are held to the highest standards of honest and ethical conduct when conducting the affairs of the Company. Because FIBS is a public company, the Chief Executive Officer (“CEO”) and Senior Finance Officers are held to an especially high set of ethical standards, which are further described below. The CEO and Senior Finance Officers of FIBS will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within the Company.

     FIBS has a Code of Personal Conduct which provides guidelines and procedures for professional and personal conduct applicable to all employees of the Company. The CEO and Senior Finance Officers are bound by the provisions set forth in the FIBS Code of Personal Conduct relating to the ethical fulfillment of employment responsibilities including, but not limited to, conflicts of interest and compliance with laws and regulations. In addition to the guidelines and procedures set forth in the FIBS Code of Personal Conduct, the CEO and Senior Finance Officers are subject to the following additional policies to ensure full, fair, timely and understandable disclosure in FIBS’s periodic reports filed with the Securities and Exchange Commission (“SEC”).

General Standards of Ethical Behavior

The CEO and Senior Finance Officers will:

•	Conduct their personal and professional affairs in a way that avoids both real and apparent conflicts between their interests and the interests of FIBS. Conflicts of interest are prohibited in all cases unless a specific, case-by-case exception has been granted by the Company’s Board of Directors after review and approval of the specific circumstances. Prohibited conflicts of interests include: (1) performing significant work for an outside employer; (2) use of one’s position with the Company to influence or gain favors from others (“self-dealing”); (3) use of nonpublic or inside information for trading in the Company’s stock or for any other purpose but the conduct of the Company’s business; (4) unauthorized representation of the Company in written or oral communications; (5) personal use of Company assets, resources or facilities; and, (6) causing FIBS to enter into transactions with themselves, any of their immediate family members or any entity in which the CEO or Senior Finance Officers or any of their immediate family members have a direct or indirect interest (other than passive investments consisting of less than 1% of the outstanding shares of publicly traded companies which do not create the appearance of a conflict of interest).

•	Promptly bring to the attention of the Chairman of the Audit Committee or report on Ethicspoint (see information below regarding Ethicspoint) any information the CEO or Senior Finance Officer may have concerning any violation of FIBS’s Code of Personal Conduct or this Code of Ethics including actual or apparent conflicts of interest between personal and professional relationships involving management or other employees who have a significant role in FIBS’s financial reporting, disclosures and internal controls.

•	Refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to FIBS.

•	Not take for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors of FIBS.

•	Communicate to executive management of FIBS and to external accountants engaged in financial audits of FIBS, all relevant unfavorable and favorable information and professional judgments or opinions relating to FIBS’s financial reporting and disclosure in periodic reports filed with the SEC.

•	Encourage open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of financial information of importance, including any departures from sound policy, practice, and accounting norms.

•	Ensure that all employees who have a significant role in financial reporting understand the Company’s open communication and full disclosure standards and processes.

•	Refrain from disclosing confidential information obtained in the course of their work except where authorized, unless legally obligated to do so.

•	Inform staff members, as appropriate, of the confidentiality of information obtained in the course of their work and monitor, as needed, to ensure that staff members maintain that confidentiality.

•	Refrain from using or appearing to use confidential information obtained in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

Standards Regarding Financial Records and Reporting

The CEO and Senior Finance Officers will:

•	Carefully review a draft of each periodic report for accuracy and completeness before it is filed with the SEC, with particular focus on disclosures the CEO or Senior Finance Officer does not understand or agree with and on information known to the CEO or Senior Finance Officer that is not reflected in the report.

•	Establish appropriate systems and procedures to ensure that business transactions are recorded on the Company’s books in accordance with generally accepted accounting principals (“GAAP”), established Company policy and appropriate regulatory pronouncements and guidelines.

•	Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation or regulatory guidelines.

•	Establish and administer disclosure and financial accounting controls and procedures that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound, and profitable operation of FIBS and to ensure that material information is included in each periodic report during the period in which the periodic report is being prepared.

•	Meet with members of executive management and others involved in the disclosure process to discuss their comments on the draft periodic reports.

•	Completely disclose all relevant information reasonably expected to be needed by the Company’s regulatory examiners, internal auditors and independent accountants for the full, complete and successful discharge of their duties and responsibilities.

•	Consult with the Audit Committee to determine whether they have identified any weaknesses or concerns with respect to internal controls.

•	Confirm that neither FIBS’s internal auditor nor its independent accountants are aware of any material misstatements or omissions in draft periodic reports, or have any concerns about the management’s discussion and analysis section of the periodic reports.

•	Bring to the attention of the Chairman of the Audit Committee or report on Ethicspoint matters that could compromise the integrity of FIBS’s financial reports, disagreements on accounting matters and violations of any part of FIBS’s Code of Personal Conduct or this Code of Ethics.

•	Comply with applicable laws, rules and regulations relating to the filing of periodic reports with the SEC by the Company.

•	Bring to the attention of the Chairman of the Audit Committee or report on Ethicspoint any information concerning evidence of a material violation of securities or other laws, rules or regulations applicable to FIBS and the operation of its business, by FIBS or any agent thereof, or of a violation of FIBS’s Code of Personal Conduct or this Code of Ethics.

     Any waiver of this Code of Ethics for the CEO and Senior Finance Officers will be promptly disclosed as required by law or regulation of the SEC.

Ethicspoint — Confidential Reporting Tool

     Ethicspoint is a internet-based reporting system that provides confidential channels for reporting violations of FIBS’s Code of Personal Conduct and this Code of Ethics for the CEO and Senior Finance Officers. Violations may be reported on the toll-free Ethicspoint Hotline, 1-866-384,4277, or on the Ethicspoint internet website, www.ethicspoint.com. Comments made using the Ethicspoint hotline or website are reported to the Company’s Security Officer in summary format. No identities are divulged unless specifically requested by the commenting individual. FIBS does not permit retaliation of any kind against individuals covered by this Code of Ethics for good faith reports of violations of this Code of Ethics or FIBS’s Code of Personal Conduct.

Public Availability

     The text of this Code of Ethics for Chief Executive Officer and Senior Finance Officers of First Interstate BancSystem, Inc. will be posted on the Company’s website, www.firstinterstatebank.com.

Acknowledgement Form

     I have received and read the Code of Ethics for Chief Executive Officer and Senior Finance Officers of First Interstate BancSystem, Inc. (“Code of Ethics”) and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Chairman of the Audit Committee or to report on Ethicspoint, the Company’s confidential reporting tool, any suspected violations of the Code of Ethics.

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